Exhibit 99.1 Press Release of the Registrant dated August 12, 2003

Contact: Tom Ringo VP & CFO 360.697.6626 Fax 360.697.1156

NEWS RELEASE

FOR IMMEDIATE RELEASE	NASDAQ:POPEZ

August 12, 2003

GIG HARBOR CITY COUNCIL VOTES IN FAVOR OF POPE RESOURCES PROJECT

Pope Resources (Nasdaq:POPEZ) today announced that the City Council of Gig Harbor, Washington has voted unanimously to amend its comprehensive plan in order to enable a 35-acre commercial rezone proposed by Pope Resources’ real estate subsidiary, Olympic Property Group. These 35 acres are part of a 320-acre tract owned by Olympic Property Group within the city limits of Gig Harbor – just across the Narrows Bridge to the northwest of Tacoma, Washington. The proposed commercial area includes 25 acres intended to be used for a large warehouse retailer along with some additional retail development and 10 acres slated for use as a “village center” project with smaller-scale, pedestrian-oriented retail uses. Olympic Property Group has been preparing a master plan for the 320-acre tract in anticipation of strong market demand associated with the 2007 opening of a second span of the Tacoma Narrows Bridge.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage nearly 235,000 acres of timberland and development property in Washington, Oregon, and California. In addition, it provides forestry consulting and timberland management services to third-party owners and managers of timberland. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.orm.com.